Exhibit 99.1

EVERI REPORTS THIRD QUARTER 2022 RESULTS
Revenues Grew 21% to an All-time Quarterly Record $204.3 Million

Las Vegas – November 8, 2022 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming content and products, financial technology and player loyalty solutions, today announced results for the third quarter ended September 30, 2022. Reflecting the expectation for steady operating performance in the fourth quarter, the Company also narrowed its full-year guidance ranges for net income, Adjusted EBITDA and Free Cash Flow.
Third Quarter 2022 Highlights
•Revenues grew 21% to an all-time quarterly record of $204.3 million from $168.3 million in the 2021 third quarter, reflecting a 9% increase in recurring revenues to $143.6 million and a 64% increase in non-recurring revenues to $60.7 million, primarily for sales of gaming machines and FinTech hardware.
•FinTech segment revenues rose 27%, reflecting an 81% increase in hardware revenues, a 31% increase in software and other revenues, and a 15% rise in financial access revenues, which were driven by $10.9 billion of funds delivered to casino floors.
•Games segment revenues rose 17%, reflecting a 57% increase in shipments of gaming machines to 1,841 units, as well as a 5% increase in revenues from gaming operations, which included the benefit of a 1,314-unit year-over-year increase in the installed game base.
•Net income increased to $29.4 million, or $0.30 per diluted share, compared to $6.7 million, or $0.07 per diluted share, in the 2021 third quarter. The provision for income taxes increased $10.6 million in the 2022 third quarter related to the reversal of the deferred tax asset valuation allowance in the 2021 fourth quarter and the inclusion in the prior-year period of a pre-tax charge of $34.4 million for loss on extinguishment of debt.
•Adjusted EBITDA, a non-GAAP financial measure, increased 7% to an all-time quarterly record $96.6 million compared to $90.6 million in the 2021 third quarter.
•Free Cash Flow, a non-GAAP financial measure, was $43.9 million compared with $56.3 million in the 2021 third quarter, partly due to a change in the timing of the $10.0 million semi-annual interest payment on the Company's 5% senior unsecured notes.
•Repurchased 0.9 million shares of stock for $16.0 million in the 2022 third quarter.

Randy Taylor, Chief Executive Officer of Everi, said, “The third quarter year-over-year increases in revenues, net income and Adjusted EBITDA and our consistent improvement in our financial results throughout 2022 reflect the operating momentum across each of our businesses due to the continued broad-based demand for our products. Our strong financial results this year have been driven by steady growth in our recurring revenue streams together with a record level of revenues from gaming machine and FinTech hardware sales. Our focus on top-line growth and operational excellence is delivering consistent year-over-year earnings growth and strong Free Cash Flow generation.
"We received tremendous positive customer response to the launch of our newest products displayed at the Global Gaming Expo ("G2E") in early October, quite possibly our best-ever show. This favorable feedback combined with the growth prospects related to our recent acquisitions, fortifies our confidence for continued operating momentum and strong cash flow in 2023. Our capital allocation priorities remain directed toward extending the success we have achieved through investments in high-return internal product development to grow our core businesses and prudent acquisitions that extend our product and service capabilities to expand our addressable markets, as well as continuing to return capital to our shareholders. With our confidence in our long-term growth prospects and a belief that the current valuation of our Company does not fully reflect our underlying strength and growth opportunities, we have been returning capital to shareholders through opportunistic repurchases of our shares as part of our focus on creating additional long-term shareholder value.”
Consolidated Full Quarter Comparative Results (unaudited)

	As of and for the Three Months Ended September 30,
	2022	2021
	(in millions, except per share amounts)
Revenues	$204.3	$168.3

Operating income (1)	$54.6	$55.1

Net income (1)	$29.4	$6.7

Earnings per diluted share (1)	$0.30	$0.07

Weighted average diluted shares outstanding	96.4	101.4

Adjusted EBITDA (2)	$96.6	$90.6

Free Cash Flow (2)	$43.9	$56.3

Principal amount of outstanding debt	$994.0	$1,000.0

Cash and cash equivalents	$258.6	$215.6

Net Cash Position (3)	$103.3	$88.6
(1) Operating income, net income, and earnings per diluted share for the three months ended September 30, 2022, included $2.1 million in professional fees associated with acquisitions and for non-recurring litigation costs. Net income and earnings per diluted share for the three months ended September 30, 2021, included a $34.4 million pre-tax charge for the extinguishment of debt related to the Company's debt transactions.
(2) For a reconciliation of net income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
(3)    For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available toward the end of this release.

Third Quarter 2022 Results Overview
Revenues for the three-month period ended September 30, 2022 increased 21% to $204.3 million compared to $168.3 million in the third quarter of 2021. Recurring revenues increased 9% driven by growth in both the Games and FinTech segments to $143.6 million from $131.2 million in the prior-year period. Revenues from non-recurring sales increased 64% to $60.7 million compared with $37.1 million in the prior-year period.
Operating income for the 2022 third quarter was $54.6 million compared to $55.1 million in the prior-year period. The lower operating margin compared to the same period a year ago primarily reflects a change in the revenue mix, which resulted from the substantially greater growth in sales of gaming machines and FinTech hardware (that have lower margins) as the Company successfully increases its ship share and expands into new markets. Higher research and development expense that supports the step-up in the Company’s focus on internal new product development and increased depreciation and amortization also impacted the operating margin comparison. While operating costs increased year over year, largely attributable to recent acquisitions and increased legal costs, they declined slightly as a percentage of revenues in the 2022 third quarter compared to the prior-year period.
Net income increased 339% to $29.4 million, or $0.30 per diluted share, compared to $6.7 million, or $0.07 per diluted share, in the third quarter of 2021. The provision for income taxes increased $10.6 million in the 2022 third quarter and was attributable to the reversal of the full valuation allowance on certain deferred tax assets that occurred in the 2021 fourth quarter. The 2021 third quarter included a pre-tax charge of $34.4 million for the loss on extinguishment of debt related to the Company's debt refinancing transactions.
Adjusted EBITDA increased 7% to an all-time quarterly record $96.6 million from $90.6 million in the prior-year period.
Free Cash Flow was $43.9 million compared with $56.3 million in the year-ago period. A change in the timing of the semi-annual interest payment on the Company’s 5% senior unsecured notes, attributable to the refinancing of the Company’s debt in 2021, resulted in a $10 million semi-annual interest payment in the 2022 third quarter while the comparable payment in the prior year occurred in the second quarter.
Outlook
Everi today tightened its full year 2022 guidance for net income to $112 million to $117 million, Adjusted EBITDA to $371 million to $376 million and Free Cash Flow to $190 million to $197 million.
The Company’s updated guidance does not contemplate any additional material macroeconomic impact, such as a pandemic-related setback, recessionary or inflationary influence on consumer spending, a material supply chain disruption, or other changes in global market conditions. A summary and reconciliation of the full year 2022 financial targets are included in a supplemental table at the end of this release.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2022	2021
	(in millions, except unit amounts and prices)
Games revenues
Gaming operations - Land-based casinos	$69.9	$67.8
Gaming operations - Digital iGaming	5.1	3.8
Gaming operations - Total	75.0	71.6
Gaming equipment and systems	37.5	24.2
Gaming other	—	—
Games total revenues	$112.5	$95.8

Operating income	$25.8	$30.2

Adjusted EBITDA (1)	$57.2	$57.7

Research and development expense	$11.3	$6.4

Capital expenditures	$25.5	$19.3

Gaming operations information:
Units installed at period end:
Class II	10,183	9,525
Class III	7,552	6,896
Total installed base at period end	17,735	16,421

Premium units	8,725	7,351

Average units installed during period	17,669	16,232

Daily win per unit ("DWPU") (2)	$39.56	$42.74

Unit sales information:
Units sold	1,841	1,176
Average sales price ("ASP")	$18,496	$18,014
(1) For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP measures provided toward the end of this release.
(2) Daily win per unit reflects the total of all units installed at casinos, inclusive of casinos closed due to the COVID pandemic and inactive units, where such units would have recorded no revenue and excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2022 Third Quarter Games Segment Highlights
Games segment revenues grew 17% to $112.5 million compared to $95.8 million in the third quarter of 2021, primarily driven by a 57% increase in the number of gaming machines sold, as well as further growth in gaming operations revenues, including from digital gaming operations.
Operating income was $25.8 million compared to $30.2 million in the third quarter of 2021, reflecting higher revenues from gaming machine sales, offset by lower margins on machine sales due to increased supply chain costs as well as higher operating expenses, including increased costs associated with acquisitions and higher research and development expense, reflecting an increased investment in games development and engineering costs. Adjusted EBITDA was $57.2 million compared to $57.7 million in the third quarter of 2021. Revenues from the recent acquisition of Intuicode Gaming were $2.3 million in the 2022 third quarter.
Gaming operations revenues increased 5% to $75.0 million compared to $71.6 million a year ago.
•The installed base increased 8%, or by 1,314 units, year over year and increased by 271 units on a quarterly sequential base to 17,735 units as of September 30, 2022.
•The premium portion of the installed base increased by 19%, or 1,374 units, year over year and by 370 units on a quarterly sequential basis to 8,725 units. Growth was driven in part by continued placements of Cashnado™ and Smokin' Hot Stuff Fire and Ice™ units, as well as the Company's popular premium mechanical reel games, and its Wide-area Progressive (“WAP”) gaming machines.
•Daily Win per Unit ("DWPU") was $39.56 in the third quarter of 2022 compared to $42.74 in the third quarter of 2021.
•Revenues from digital gaming rose 34% to $5.1 million in the third quarter of 2022 compared to $3.8 million in the third quarter of 2021. The increase in Digital revenues reflects an expansion in the number of Gaming operator sites featuring Everi's games along with growth in the library of available slot content.
Gaming equipment and systems revenues generated from the sale of gaming machines, including historical horse racing ("HHR") units and other related parts and equipment, increased 55% to $37.5 million in the third quarter of 2022 compared to $24.2 million in the third quarter of 2021.
•The Company sold 1,841 gaming machines at an average selling price (“ASP”) of $18,496 in the 2022 third quarter, up 665 units or 57%, from the 1,176 units sold at an ASP of $18,014 in the 2021 third quarter. The Company estimates its quarterly industry ship share expanded year over year, primarily driven by sales of the newly launched Player Classic Signature™ mechanical reel cabinet, ongoing sales of the Player Classic™ mechanical reel cabinet, and demand for the expanding game library supporting the Empire Flex™ video reel cabinet.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2022	2021
	(in millions, unless otherwise noted)
FinTech revenues
Financial access services	$53.3	$46.4
Software and other	22.2	17.0
Hardware	16.3	9.0
FinTech total revenues	$91.8	$72.4

Operating income (1)	$28.8	$24.9

Adjusted EBITDA (2)	$39.4	$32.9

Research and development expenses	$5.5	$3.2

Capital expenditures	$6.7	$4.8

Value of financial access transactions:
Funds advanced	$2,777.2	$2,352.7
Funds dispensed	7,630.1	7,164.0
Check warranty	449.5	393.2
Total value processed	$10,856.8	$9,909.9

Number of financial access transactions:
Funds advanced	3.6	3.3
Funds dispensed	29.0	28.6
Check warranty	0.9	0.9
Total transactions completed	33.5	32.8
Rounding may cause variances.
(1)Operating income for the three months ended September 30, 2022, included $2.1 million for professional fees associated with certain acquisitions and non-recurring litigation costs.
(2)For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.

2022 Third Quarter Financial Technology Solutions ("FinTech") Segment Highlights
FinTech revenues for the 2022 third quarter increased 27% to $91.8 million compared to $72.4 million in the 2021 third quarter, reflecting a 15% increase in financial access services, a 31% increase in software and other revenues, and an 81% improvement in revenues from hardware sales. Revenues from the recent acquisition of ecash Holdings contributed $4.0 million in the 2022 third quarter.
Operating income increased 16% to $28.8 million in the 2022 third quarter compared to $24.9 million in the prior-year period, reflecting a benefit from higher revenues partially offset by higher legal costs and increased research and development expense in support of new and enhanced Loyalty products, the Company’s digital CashClub Wallet®, new RegTech products, and other software and hardware offerings. Adjusted EBITDA rose 20% to an all-time, quarterly record of $39.4 million compared to $32.9 million in the 2021 third quarter.

•Financial access services revenues, which include cashless and cash-dispensing debit and credit card transactions and check services, increased 15% versus the 2021 third quarter to $53.3 million, reflecting continued strength in same-store financial funding transactions, as well as growth from new customer additions. Funds delivered to casino floors increased 10% to $10.9 billion on a 2% increase in the number of completed financial transactions together with an increase in average transaction size. While representing less than 5% of funding transactions, cashless transactions (including both digital wallet and paper gaming voucher transactions) increased 58% year over year. The Company’s CashClub Wallet technology is currently deployed at or being deployed across 14 jurisdictions at 38 casinos.
•Software and other revenues, which include Loyalty and RegTech software, product subscriptions, kiosk maintenance services, and other revenues, rose 31% to $22.2 million in the third quarter of 2022 compared to $17.0 million in the third quarter 2021. Approximately 69% and 77% of software and other revenues were of a recurring nature in the 2022 and 2021 third quarter periods, respectively.
•Hardware sales revenues increased 81% to $16.3 million compared to $9.0 million in the third quarter of 2021. The record level of self-service kiosks and other hardware products sold in the quarter reflect ongoing demand for the Company's hardware and software solutions that deliver optimal performance and improved cost efficiencies to casino operators, including $2.8 million of revenues from ecash Holdings' voucher redemption kiosks.
Balance Sheet and Liquidity
•As of September 30, 2022, the Company had $258.6 million of cash and cash equivalents, and its Net Cash Position was $103.3 million.
•The Company repurchased 0.9 million shares of its common stock for total consideration of $16.0 million during the quarter, and as of September 30, 2022, had $100.6 million remaining under the existing $150-million share repurchase program approved by the Board in the 2022 second quarter.
•Subsequent to end of the 2022 third quarter, the Company closed on its acquisition for substantially all of the assets of Venuetize Inc., paying $18.0 million with additional performance-based payments of $2 million to $6 million expected during the next 30 months.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2022 third quarter results at 11:00 a.m. EST (8:00 a.m. PST) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 2:00 p.m. ET today and may be accessed by dialing (412) 317-6671; the PIN number is 13733645. A replay will be available until November 15, 2022. The call also will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance, and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, litigation settlement received net of legal costs, office consolidation costs, asset acquisition expense, certain non-recurring professional fees, certain litigation costs, and one-time charges. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance, but instead are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions, as of the date this press release is issued. Forward-looking statements often, but do not always, contain words such as “expect,” “anticipate,” “aim to,” “designed to,” “intend,” “plan,” “believe,” “goal,” “target,” “future,” “assume,” “estimate,” “indication,” “seek,” “project,” “may,” “can,” “could,” “should,” “favorably positioned,” or “will” and other words and terms of similar meaning. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and only as of the date hereof.
Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements, including guidance related to 2022 financial and operational metrics; maintain revenue, earnings and Free Cash Flow momentum; sustain our overall growth; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address, including into the Historical Horse Racing category of gaming devices and the Company's overall targeted ship share of gaming machines sold; successfully perform obligations required by acquisition agreements; and create incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and the adoption of our products and technologies.
Forward-looking statements are subject to inherent risks, uncertainties, and changes in circumstances that are often difficult to predict and many of which are beyond our control, including, but not limited to, statements regarding: trends, developments, and uncertainties impacting our business, including our ability to withstand: global supply chain disruption; inflationary impact on supply chain costs; changes in global market, business and regulatory conditions arising as a result of the COVID-19 global pandemic, including any related public health confidence and availability of discretionary spending income of casino patrons, as well as expectations for the closing or re-opening of casinos; product innovations that address customer needs in a new and evolving operating environment; to regain or maintain revenue, earnings, and cash flow momentum, and to enhance shareholder value in the long-term; trends in gaming establishment and patron usage of our products; benefits realized by using our products and services; benefits and/or costs associated with mergers, acquisitions, and/or strategic alliances; product development, including the release of new game features, additional games, and system releases in the future; regulatory approvals; gaming and financial regulatory and legal, card association, and statutory compliance and changes; the implementation of new or amended card association and payment network rules or interpretations; consumer collection activities; competition (including consolidations); tax liabilities; goodwill impairment charges; international expansion; resolution of litigation or government investigations; our dividend policy; new customer contracts and contract renewals; financial performance and results of operations (including revenues, expenses, margins, earnings, cash flow, and capital expenditures); inflationary impact on labor costs and retention; interest rates and interest expense; borrowings and debt repayments; and equity incentive activity and compensation expense.
Our actual results and financial condition may differ materially from those indicated in forward-looking statements, and important factors that could cause them to do so include, but are not limited to, the following: our ability to generate profits in the future and to create incremental value for shareholders; our ability to withstand inflationary and other factors that pressure discretionary consumer spending; our ability to execute on mergers, acquisitions and/or strategic alliances, including our ability to integrate and operate such acquisitions or alliances consistent with our forecasts in order to achieve future growth; our ability to execute on key initiatives and deliver ongoing improvements; expectations regarding growth for the Company’s installed base and daily win per unit; expectations regarding placement fee arrangements; inaccuracies in underlying operating assumptions; the impact of the COVID-19 and its subsequent variations global pandemic on our business, operations and financial condition, including (i) actions taken by international, federal, state, tribal and municipal governmental and regulatory agencies to contain the COVID-19 public health emergency or mitigate its impact, (ii) the direct and indirect economic effects of COVID-19 and measures to contain it, including directives, orders or similar actions by international, federal, state, tribal and municipal governmental and regulatory agencies to regulate freedom of movement and business operations such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and shelter-in-place orders as well as re-opening safety protocols; changes in global market, business, and regulatory conditions arising as a result of the COVID-19 global pandemic; our history of net losses and our ability to generate profits in the future; our leverage and the related covenants that restrict our operations; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to maintain our current customers; expectations regarding customers’ preferences and demands for future product and service offerings; growth of the gaming industry, if any; our ability to replace revenue associated with terminated contracts; margin degradation from contract renewals; our ability to comply with the Europay, MasterCard, and Visa global standard for cards equipped with security chip technology; our ability to successfully introduce new products and services, including third-party licensed content; gaming establishment and patron preferences; failure to control product development costs and create successful new products; anticipated sales performance; our ability to prevent, mitigate, or timely recover from cybersecurity breaches, attacks, and compromises; national and international economic and industry conditions; changes in gaming regulatory, card association, and statutory requirements; regulatory and licensing difficulties, competitive pressures and changes in the competitive environment; operational limitations; gaming market contraction; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; business prospects; unanticipated expenses or capital needs; technological obsolescence and our ability to adapt to evolving technologies; our ability to comply with our debt covenants and service outstanding debt; employee hiring, turnover, and retention; our ability to comply with regulatory requirements under the Payment Card Industry (“PCI”) Data Security Standards and maintain our certified status; and those other risks and uncertainties discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”). Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi’s mission is to lead the gaming industry through the power of people, imagination and technology. With a focus on player engagement and helping casino customers operate more efficiently, the Company develops entertaining game content and gaming machines, gaming systems, and services for land-based and iGaming operators. The Company is also a preeminent and comprehensive provider of trusted financial technology solutions that power the casino floor while improving operational efficiencies and fulfilling regulatory compliance requirements, including products and services that facilitate convenient and secure cash and cashless financial transactions, self-service player loyalty tools and applications, and regulatory and intelligence software. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
Investor Relations Contacts:
Everi Holdings Inc.
William Pfund                            Steven Kopjo
SVP, Investor Relations                    Director, Investor Relations
702-676-9513 or william.pfund@everi.com            702-785-7157 or steven.kopjo@everi.com
JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com
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EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Games revenues
Gaming operations	$74,979	$71,580	$219,311	$202,941
Gaming equipment and systems	37,500	24,220	103,766	68,298
Gaming other	41	33	126	82
Games total revenues	112,520	95,833	323,203	271,321
FinTech revenues
Financial access services	53,296	46,421	154,051	129,973
Software and other	22,192	17,024	59,056	49,874
Hardware	16,310	9,024	40,846	28,829
FinTech total revenues	91,798	72,469	253,953	208,676
Total revenues	204,318	168,302	577,156	479,997
Costs and expenses
Games cost of revenues (1)
Gaming operations	6,557	5,675	18,674	15,776
Gaming equipment and systems	22,545	13,503	62,721	39,058
Games total cost of revenues	29,102	19,178	81,395	54,834
FinTech cost of revenues (1)
Financial access services	2,760	1,830	7,405	4,863
Software and other	1,163	1,063	2,984	3,196
Hardware	10,771	5,380	27,074	17,078
FinTech total cost of revenues	14,694	8,273	37,463	25,137
Operating expenses	56,354	47,121	161,230	133,320
Research and development	16,803	9,598	43,386	26,799
Depreciation	17,444	14,463	48,342	46,571
Amortization	15,303	14,596	43,582	43,680
Total costs and expenses	149,700	113,229	415,398	330,341
Operating income	54,618	55,073	161,758	149,656
Other expenses
Interest expense, net of interest income	14,880	14,257	38,522	50,488
Loss on extinguishment of debt	—	34,389	—	34,389
Total other expenses	14,880	48,646	38,522	84,877
Income before income tax	39,738	6,427	123,236	64,779
Income tax provision (benefit)	10,329	(319)	29,784	1,285
Net income	29,409	6,746	93,452	63,494
Foreign currency translation loss	(2,639)	(442)	(4,665)	(335)
Comprehensive income	$26,770	$6,304	$88,787	$63,159

(1) Exclusive of depreciation and amortization.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Earnings per share
Basic	$0.33	$0.07	$1.03	$0.72
Diluted	$0.30	$0.07	$0.95	$0.64
Weighted average common shares outstanding
Basic	90,014	90,322	91,039	88,688
Diluted	96,436	101,359	98,306	99,581

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At September 30,	At December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$258,627	$302,009
Settlement receivables	76,854	89,275
Trade and other receivables, net of allowances for credit losses of $5,977 and $5,161 at September 30, 2022 and December 31, 2021, respectively	116,843	104,822
Inventory	55,890	29,233
Prepaid expenses and other current assets	39,009	27,299
Total current assets	547,223	552,638
Non-current assets
Property and equipment, net	130,545	119,993
Goodwill	707,214	682,663
Other intangible assets, net	230,928	214,594
Other receivables	24,777	13,982
Deferred tax assets, net	179	32,121
Other assets	28,657	19,659
Total non-current assets	1,122,300	1,083,012
Total assets	$1,669,523	$1,635,650
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$232,147	$291,861
Accounts payable and accrued expenses	209,766	173,933
Current portion of long-term debt	6,000	6,000
Total current liabilities	447,913	471,794
Non-current liabilities
Deferred tax liabilities, net	345	—
Long-term debt, less current portion	972,877	975,525
Other accrued expenses and liabilities	29,669	13,831
Total non-current liabilities	1,002,891	989,356
Total liabilities	1,450,804	1,461,150
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and no shares outstanding at September 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized and 119,258 and 89,972 shares issued and outstanding at September 30, 2022, respectively, and 116,996 and 91,313 shares issued and outstanding at December 31, 2021, respectively	119	117
Additional paid-in capital	522,353	505,757
Accumulated deficit	(48,303)	(141,755)
Accumulated other comprehensive loss	(6,120)	(1,455)
Treasury stock, at cost, 29,286 and 25,683 shares at September 30, 2022 and December 31, 2021, respectively	(249,330)	(188,164)
Total stockholders’ equity	218,719	174,500
Total liabilities and stockholders’ equity	$1,669,523	$1,635,650

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net income	$93,452	$63,494
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	48,342	46,571
Amortization	43,582	43,680
Non-cash lease expense	3,599	3,400
Amortization of financing costs and discounts	2,140	3,234
Loss on sale or disposal of assets	420	1,616
Accretion of contract rights	7,367	6,966
Provision for credit losses	7,286	5,499
Deferred income taxes	28,042	(174)
Reserve for inventory obsolescence	659	1,610
Loss on extinguishment of debt	—	34,389
Stock-based compensation	15,012	12,404
Changes in operating assets and liabilities:
Settlement receivables	12,251	10,056
Trade and other receivables	(23,845)	(25,522)
Inventory	(23,026)	(5,569)
Prepaid expenses and other assets	(26,388)	(8,068)
Settlement liabilities	(59,432)	4,371
Accounts payable and accrued expenses	17,453	45,543
Net cash provided by operating activities	146,914	243,500
Cash flows from investing activities
Capital expenditures	(92,225)	(73,288)
Acquisitions, net of cash acquired	(33,250)	(15,000)
Proceeds from sale of property and equipment	115	215
Placement fee agreements	(547)	—
Net cash used in investing activities	(125,907)	(88,073)
Cash flows from financing activities
Proceeds from new term loan	—	600,000
Repayments of new term loan	(4,500)	—
Repayments of prior term loan	—	(735,500)
Repayment of prior incremental term loan	—	(124,375)
Proceeds from 2021 unsecured notes	—	400,000
Repayments of 2017 unsecured notes	—	(285,381)
Fees associated with debt transactions - new debt	—	(19,797)
Fees associated with debt transactions - prior debt	—	(20,828)
Proceeds from exercise of stock options	1,586	14,012
Treasury stock - restricted share vestings and withholdings	(11,815)	(8,909)
Treasury stock - repurchase of shares	(49,351)	—
Payment of contingent consideration, acquisition	—	(9,875)
Net cash used in financing activities	(64,080)	(190,653)
Effect of exchange rates on cash and cash equivalents	(1,106)	(237)
Cash, cash equivalents and restricted cash
Net decrease for the period	(44,179)	(35,463)
Balance, beginning of the period	303,726	252,349
Balance, end of the period	$259,547	$216,886

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2022	2021
Supplemental cash disclosures
Cash paid for interest	$42,070	$45,167
Cash paid for income tax, net	846	975
Supplemental non-cash disclosures
Accrued and unpaid capital expenditures	$5,511	$32,999
Transfer of leased gaming equipment to inventory	7,758	5,636

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At September 30,	At December 31,	At September 30,
	2022	2021	2021
Cash available
Cash and cash equivalents (1)	$258,627	$302,009	$215,551
Settlement receivables	76,854	89,275	50,596
Settlement liabilities	(232,147)	(291,861)	(177,582)
Net Cash Position	103,334	99,423	88,565

Undrawn revolving credit facility	125,000	125,000	125,000
Net Cash Available	$228,334	$224,423	$213,565
(1) Cash and cash equivalents does not include $0.9 million, $1.7 million, and $1.3 million of restricted cash at September 30, 2022, December 31, 2021, and September 30, 2021, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended September 30, 2022
	Games	FinTech	Total
Net income			$29,409
Income tax provision			10,329
Interest expense, net of interest income			14,880
Operating income	$25,782	$28,836	$54,618

Plus: depreciation and amortization	26,478	6,269	32,747
EBITDA	$52,260	$35,105	$87,365

Non-cash stock-based compensation expense	2,428	2,273	4,701
Accretion of contract rights	2,470	—	2,470
Litigation fees	—	1,977	1,977
Non-recurring professional fees and other	$4	$118	$122
Adjusted EBITDA	$57,162	$39,473	$96,635

Cash paid for interest			(19,811)
Cash paid for capital expenditures			(32,181)
Cash paid for placement fees			—
Cash paid for income taxes, net			(759)
Free Cash Flow			$43,884

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended September 30, 2021
	Games	FinTech	Total
Net income			$6,746
Income tax benefit			(319)
Loss on extinguishment of debt			34,389
Interest expense, net of interest income			14,257
Operating income	$30,199	$24,874	$55,073

Plus: depreciation and amortization	23,300	5,759	29,059
EBITDA	$53,499	$30,633	$84,132

Non-cash stock-based compensation expense	1,904	2,048	3,952
Accretion of contract rights	2,330	—	2,330
Non-recurring professional fees and other	—	184	184
Adjusted EBITDA	$57,733	$32,865	$90,598

Cash paid for interest			(9,858)
Cash paid for capital expenditures			(24,054)
Cash paid for placement fees			—
Cash paid for income taxes, net			(409)
Free Cash Flow			$56,277

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Nine Months Ended September 30, 2022
	Games	FinTech	Total
Net income			$93,452
Income tax provision			29,784
Interest expense, net of interest income			38,522
Operating income	$82,462	$79,296	$161,758

Plus: depreciation and amortization	73,065	18,859	91,924
EBITDA	$155,527	$98,155	$253,682

Non-cash stock-based compensation expense	7,714	7,298	15,012
Accretion of contract rights	7,367	—	7,367
Office consolidation costs	678	—	678
Litigation fees	—	1,977	1,977
Non-recurring professional fees and other	38	1,926	1,964
Adjusted EBITDA	$171,324	$109,356	$280,680

Cash paid for interest			(42,070)
Cash paid for capital expenditures			(92,225)
Cash paid for placement fees			(547)
Cash paid for income taxes, net			(846)
Free Cash Flow			$144,992

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Nine Months Ended September 30, 2021
	Games	FinTech	Total
Net income			$63,494
Income tax provision			1,285
Loss on extinguishment of debt			34,389
Interest expense, net of interest income			50,488
Operating income	$76,064	$73,592	$149,656

Plus: depreciation and amortization	73,586	16,665	90,251
EBITDA	$149,650	$90,257	$239,907

Non-cash stock-based compensation expense	6,075	6,329	12,404
Accretion of contract rights	6,966	—	6,966
Litigation settlement, net	—	(1,107)	(1,107)
Asset acquisition expense, non-recurring professional fees and other	—	268	268
Adjusted EBITDA	$162,691	$95,747	$258,438

Cash paid for interest			(45,167)
Cash paid for capital expenditures			(73,288)
Cash paid for placement fees			—
Cash paid for income taxes, net			(975)
Free Cash Flow			$139,008

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA AND PROJECTED ADJUSTED EBITDA FOR THE YEAR ENDING DECEMBER 31, 2022
(In thousands)

	2022 Guidance Range (1)
	Low	High
Projected net income	$112,000	$117,000
Projected income tax provision @ 24% - 25%	37,000	39,000
Projected interest expense, net of interest income	56,000	54,000
Projected operating income	$205,000	$210,000

Plus: projected depreciation and amortization	130,000	128,000
Projected EBITDA	$335,000	$338,000

Projected non-cash stock compensation expense	20,000	21,000
Projected accretion of contract rights	10,000	10,000
Projected office consolidation costs, asset acquisition and non-recurring professional fees, and certain litigation fees	6,000	7,000
Projected Adjusted EBITDA	$371,000	$376,000

Projected cash paid for interest	(57,000)	(54,000)
Projected cash paid for capital expenditures	(121,000)	(123,000)
Projected cash paid for placement fees	(500)	(500)
Projected cash paid for income taxes, net of refunds	(2,500)	(1,500)
Projected Free Cash Flow	$190,000	$197,000
(1) All figures presented are projected estimates for the year ending December 31, 2022.